Exhibit 99.1

Juniata Valley Financial Corp. Announces Results for the Quarter Ended June 30, 2024

Mifflintown, PA, July 23, 2024 (GLOBE NEWSWIRE) -- Juniata Valley Financial Corp. (OTCQX:JUVF) (“Juniata”), announced net income for the three months ended June 30, 2024 of $1.7 million, an increase of 24.9% compared to net income of $1.4 million for the three months ended June 30, 2023. Earnings per share, basic and diluted, increased 25.0%, to $0.35, during the three months ended June 30, 2024, compared to $0.28 during the three months ended June 30, 2023. Net income was $3.1 million for both the six months ended June 30, 2024 and June 30, 2023 and earnings per share, basic and diluted, were $0.62 for both six month periods.

President’s Message

President and Chief Executive Officer, Marcie A. Barber stated, “We are pleased to report second quarter net income of $1.7 million, an increase of nearly 25% over last year’s second quarter. This result was accomplished, in part,  through disciplined pricing of both loans and deposits.  Efforts to contain funding costs, coupled with loan growth, resulted in a 1.9% increase in net interest income despite the continued competition for deposits. Additionally, our focus on fee income and expense management resulted in an increase of 7.3% in noninterest income and a reduction of 6.6% in noninterest expense. Asset quality remains strong. Delinquent and nonperforming loans comprised only 0.2% of total loans. We remain optimistic in our ability to navigate this challenging interest rate cycle.”

Financial Results Year-to-Date

Annualized return on average assets for the six months ended June 30, 2024, was 0.72%, a decrease of 4.0% compared to the annualized return on average assets of 0.75% for the six months ended June 30, 2023. Annualized return on average equity for the six months ended June 30, 2024 was 15.14%, a decrease of 13.3% compared to the annualized return on average equity of 17.46% for the six months ended June 30, 2023.

Net interest income was $11.3 million during the six months ended June 30, 2024 compared to $11.4 million during the comparable 2023 period. Average earning assets increased $26.1 million, or 3.1%, to $857.8 million, during the six months ended June 30, 2024, compared to the same period in 2023, due primarily to an increase of $44.9 million, or 9.2%, in average loans. The increase in average loans was partially offset by a decline of $20.9 million, or 6.2%, in average investment securities as principal paydowns on the mortgage-backed securities portfolio were used to fund loan growth rather than being reinvested into the securities portfolio. Average interest bearing liabilities increased by $25.4 million, or 4.3%, during the six months ended June 30, 2024 compared to the comparable 2023 period, due to growth in average time deposits, repurchase agreements and short-term borrowings, with this growth partially funding loan growth. The yield on earning assets increased 43 basis points, to 4.29%, due to a 53 basis point increase in the yield on average loans in the six months ended June 30, 2024 compared to the six months ended June 30, 2023, while the cost to fund interest earning assets with interest bearing liabilities increased 76 basis points, to 2.27%. The net interest margin, on a fully tax equivalent basis, decreased from 2.81% during the six months ended June 30, 2023, to 2.68% during the six months ended June 30, 2024.

Juniata recorded a provision for credit losses of $239,000 in the six months ended June 30, 2024 compared to a provision for credit losses of $290,000 in the six months ended June 30, 2023.

Non-interest income was $2.8 million during the six months ended June 30, 2024 compared to $2.6 million during the six months ended June 30, 2023, an increase of 7.1%. Most significantly impacting the comparative six month periods were increases of $165,000 in customer service fees and $152,000 in fees derived from loan activity primarily due to increases in title insurance commissions and guidance line and service fees, which were partially offset by a $161,000 decrease in life insurance proceeds as no proceeds were recorded in the 2024 period.

Non-interest expense was $10.3 million during the six months ended June 30, 2024 compared to $10.2 million during the six months ended June 30, 2023, an increase of 0.4%. Most significantly impacting non-interest expense in the comparative six month periods were increases of $274,000 in salary expense due to annual salary increases and overtime pay from the core conversion in the first quarter of 2024, as well as an increase of $170,000 in other non-interest expense, primarily due to a $107,000 increase in the provision for unfunded commitments in the 2024 period. Also contributing to the increase in other non-interest expense in the six months ended June 30, 2024 compared to June 30, 2023 were increases of $110,000 in professional fees and $99,000 in FDIC insurance premiums due to an increase in the annual assessment rate for all institutions. These increases were partially offset by decreases of $306,000 in employee benefits expense, due to a decline in medical claims expense, and $209,000 recorded in the 2023 period due to the merger and acquisition expense from the Path Valley branch acquisition which was not repeated in the 2024 period.

An income tax provision of $497,000 was recorded during the six months ended June 30, 2024 compared to an income tax provision of $398,000 recorded during the six months ended June 30, 2023. Juniata qualifies for a federal tax credit for investments in low-income housing partnerships. The tax credit decreased from $202,000 in the six months ended June 30, 2023 to $165,000 in the six months ended June 30, 2024 due to the completion of the amortization period for one of Juniata’s low-income housing partnership investments in January 2023.

Financial Results for the Quarter

Annualized return on average assets for the three months ended June 30, 2024 was 0.81%, an increase of 20.9%, compared to 0.67% for the three months ended June 30, 2023. Annualized return on average equity for the three months ended June 30, 2024 was 16.38%, an increase of 5.7%, compared to 15.49% for the three months ended June 30, 2023.

Net interest income was $5.8 million for the three months ended June 30, 2024 compared to $5.7 million for the three months ended June 30, 2023. Average earning assets increased $24.6 million, or 2.9%, to $858.5 million during the three months ended June 30, 2024, compared to the same period in 2023, primarily due to an increase of $43.0 million, or 8.7%, in average loans, partially offset by a decline of $20.7 million, or 6.2%, in average investment securities. Average interest bearing liabilities increased by $19.9 million, or 3.3%, compared to the corresponding 2023 period, primarily due to growth in average time deposits, repurchase agreements and short-term borrowings. The yield on earning assets increased 44 basis points, to 4.36%, during the three months ended June 30, 2024 compared to same period in 2023, while the cost to fund interest earning assets with interest bearing liabilities increased 63 basis points, to 2.29%. The net interest margin, on a fully tax equivalent basis, decreased from 2.76% during the three months ended June 30, 2023, to 2.73% during the three months ended June 30, 2024.

Juniata recorded a provision for credit losses of $119,000 for the three months ended June 30, 2024 compared to a provision for credit losses of $47,000 for the three months ended June 30, 2023. For the 2024 period, elevated qualitative risk factors were considered including credit concentrations, asset quality trends, loan growth and net charge-offs resulting in a higher provision for credit losses in comparison to the 2023 period.

Non-interest income was $1.5 million for the three months ended June 30, 2024, an increase of 7.3%, over the three months ended June 30, 2023. Most significantly impacting non-interest income in the comparative three month periods were increases of $117,000 in customer service fees and $86,000 in fees derived from loan activity, resulting primarily from an increase in title insurance commissions in the 2024 period. Partially offsetting these increases in the comparative three month periods was a decrease of $161,000 in life insurance proceeds as no such income was recorded in the three months ended June 30, 2024.

Non-interest expense was $5.1 million for the three months ended June 30, 2024, compared to $5.5 million for the three months ended June 30, 2023, a decrease of 6.6%. Most significantly impacting non-interest expense in the comparative three month periods were decreases of $216,000 in employee benefits expense, due primarily to a decline in medical claims expenses, and the recording of $209,000 in merger and acquisition expense from the Path Valley branch acquisition in the second quarter of 2023. Also impacting the comparative three month periods was a $115,000 decrease in data processing expense due to the recording of a $238,000 breakage fee from our previous core provider in June 2023. These decreases were partially offset by increases of $101,000 in employee compensation and $60,000 in equipment expense.

An income tax provision of $296,000 was recorded during the three months ended June 30, 2024 compared to an income tax provision of $151,000 recorded during the three months ended June 30, 2023.

Financial Condition

Total assets as of June 30, 2024 were $862.7 million, a decrease of $7.9 million, or 0.9%, compared to total assets of $870.6 million at December 31, 2023. Cash and cash equivalents decreased by $18.0 million, or 62.2%, as of June 30, 2024 compared to December 31, 2023, as cash was used primarily to fund the growth in total loans, which increased by $16.0 million, or 3.1% as of June 30, 2024 compared to year-end 2023. Total deposits decreased by $3.9 million, or 0.5%, as of June 30, 2024 compared to December 31, 2023 due to a decline in interest bearing demand deposits. Short-term borrowings and repurchase agreements increased by $8.6 million, or 16.3%, as of June 30, 2024 compared to year end 2023 as overnight borrowings replaced a 5-year FHLB advance that matured in May 2024, leading to the $15.0 million, or 75.0%, decline in long-term debt.

Juniata maintained a strong liquidity position as of June 30, 2024, with additional borrowing capacity with the Federal Home Loan Bank of Pittsburgh of $219.0 million and $16.7 million in additional borrowing capacity from the Federal Reserve’s Discount Window. In addition, Juniata has internal authorization for brokered deposits of up to $175.0 million. Juniata had no brokered deposits outstanding as of June 30, 2024.

Subsequent Event

On July 16, 2024, the Board of Directors declared a cash dividend of $0.22 per share to shareholders of record on August 16, 2024, payable on August 30, 2024.

Management considers subsequent events occurring after the statement of condition date for matters which may require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements with the Securities and Exchange Commission. Accordingly, the financial information in this release is subject to change.

The Juniata Valley Bank, the principal subsidiary of Juniata Valley Financial Corp., is headquartered in Mifflintown, Pennsylvania, with fifteen community offices located in Juniata, Mifflin, Perry, Franklin, McKean and Potter Counties. More information regarding Juniata Valley Financial Corp. and The Juniata Valley Bank can be found online at www.JVBonline.com. Juniata Valley Financial Corp. trades through the OTCQX Best Market under the symbol JUVF.

Forward-Looking Information

*This press release may contain “forward looking” information as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect the current views of Juniata’s management with respect to, among other things, future events and Juniata’s financial performance. When words such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “project,” “forecast,” “goal,” “target,” “would” and “outlook,” or the negative variations of those words  or similar expressions are used in this release, Juniata is making forward-looking statements. Such information is based on Juniata’s current expectations, estimates and projections about future events and financial trends affecting the financial condition of its business, many of which, by their nature, are inherently uncertain and beyond the control of Juniata. These statements are not historical facts or guarantees of future performance, events or results and are subject to risks, assumptions and uncertainties that are difficult to predict. If one or more events related to these or other risks or uncertainties materializes, or if underlying assumptions prove to be incorrect, actual results may differ materially from this forward-looking information. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and many factors could affect future financial results. Juniata undertakes no obligation to publicly update or revise forward looking information, whether because of new or updated information, future events, or otherwise. For a more complete discussion of certain risks and uncertainties affecting Juniata, please see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Forward-Looking Statements” set forth in the Juniata’s filings with the Securities and Exchange Commission.

Financial Statements

Juniata Valley Financial Corp. and Subsidiary

Consolidated Statements of Financial Condition

(Dollars in thousands, except share data)	(Unaudited)
	June 30, 2024	December 31, 2023
ASSETS
Cash and due from banks	$5,834	$17,189
Interest bearing deposits with banks	5,105	11,741
Cash and cash equivalents	10,939	28,930

Equity securities	1,070	1,073
Debt securities available for sale	65,269	67,564
Debt securities held to maturity (fair value $189,232 and $198,147, respectively)	196,311	200,644
Restricted investment in bank stock	2,350	1,707
Total loans	541,413	525,394
Less: Allowance for credit losses	(5,899)	(5,677)
Total loans, net of allowance for credit losses	535,514	519,717
Premises and equipment, net	9,258	8,180
Bank owned life insurance and annuities	14,964	14,841
Investment in low income housing partnerships	993	1,154
Core deposit and other intangible assets	301	343
Goodwill	9,812	9,812
Mortgage servicing rights	79	83
Deferred tax asset	10,713	11,319
Accrued interest receivable and other assets	5,104	5,188
Total assets	$862,677	$870,555
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits:
Non-interest bearing	$198,119	$197,027
Interest bearing	547,059	552,018
Total deposits	745,178	749,045

Short-term borrowings and repurchase agreements	61,390	52,810
Long-term debt	5,000	20,000
Other interest bearing liabilities	892	951
Accrued interest payable and other liabilities	6,880	7,612
Total liabilities	819,340	830,418
Commitments and contingent liabilities
Stockholders' Equity:
Preferred stock, no par value: Authorized - 500,000 shares, none issued	—	—
Common stock, par value $1.00 per share: Authorized 20,000,000 shares; Issued - 5,151,279 shares at June 30, 2024 and December 31, 2023; Outstanding - 5,003,384 shares at June 30, 2024 and 4,991,129 shares at December 31, 2023	5,151	5,151
Surplus	24,824	24,924
Retained earnings	52,201	51,297
Accumulated other comprehensive loss	(36,443)	(38,640)
Cost of common stock in Treasury: 147,895 shares at June 30, 2024; 160,150 shares at December 31, 2023	(2,396)	(2,595)
Total stockholders' equity	43,337	40,137
Total liabilities and stockholders' equity	$862,677	$870,555

Juniata Valley Financial Corp. and Subsidiary

Consolidated Statements of Income (Unaudited)

	Three Months Ended		Six Months Ended
(Dollars in thousands, except share and per share data)	June 30,		June 30,
	2024	2023	2024	2023
Interest income:
Loans, including fees	$7,778	$6,509	$15,245	$12,629
Taxable securities	1,455	1,579	2,920	3,159
Tax-exempt securities	29	37	59	73
Other interest income	49	29	92	45
Total interest income	9,311	8,154	18,316	15,906
Interest expense:
Deposits	2,722	1,885	5,364	3,328
Short-term borrowings and repurchase agreements	712	468	1,410	883
Long-term debt	89	118	206	234
Other interest bearing liabilities	8	10	17	20
Total interest expense	3,531	2,481	6,997	4,465
Net interest income	5,780	5,673	11,319	11,441
Provision for credit losses	119	47	239	290
Net interest income after provision for credit losses	5,661	5,626	11,080	11,151
Non-interest income:
Customer service fees	456	339	827	662
Debit card fee income	470	440	874	857
Earnings on bank-owned life insurance and annuities	58	55	114	110
Trust fees	144	126	251	258
Commissions from sales of non-deposit products	109	73	211	168
Fees derived from loan activity	164	78	323	171
Mortgage banking income	11	10	21	23
Change in value of equity securities	9	(42)	(4)	(64)
Gain from life insurance proceeds	—	161	—	161
Other non-interest income	58	139	158	246
Total non-interest income	1,479	1,379	2,775	2,592
Non-interest expense:
Employee compensation expense	2,232	2,131	4,440	4,166
Employee benefits	533	749	1,178	1,484
Occupancy	327	348	659	652
Equipment	226	166	369	331
Data processing expense	815	930	1,478	1,527
Professional fees	279	228	533	423
Taxes, other than income	38	56	94	165
FDIC Insurance premiums	139	124	294	195
Amortization of intangible assets	20	20	42	31
Amortization of investment in low-income housing partnerships	80	80	161	192
Merger and acquisition expense	—	209	—	209
Other non-interest expense	409	415	1,009	839
Total non-interest expense	5,098	5,456	10,257	10,214
Income before income taxes	2,042	1,549	3,598	3,529
Income tax provision	296	151	497	398
Net income	$1,746	$1,398	$3,101	$3,131
Earnings per share
Basic	$0.35	$0.28	$0.62	$0.62
Diluted	$0.35	$0.28	$0.62	$0.62

Michael Wolf

Email: michael.wolf@jvbonline.com

Phone: (717) 436-7203